Exhibit 99.1

Investor Contact:
Teleglobe:	Lippert/Heilshorn & Associates:
Pierre Duhamel, CFO	Jody Burfening/Carolyn Capaccio
Tel: 514.868.7200	Tel: 212.838.3777

Media Contact:
Teleglobe:	Lippert/Heilshorn & Associates:
Megan Cannell	Chenoa Taitt
Tel: 1-609-750-3262	Tel: 212.838.3777
Email: megan.cannell@teleglobe.com	Email: ctaitt@lhai.com

Teleglobe Proposed Acquisition by VSNL Clears U.S. Antitrust Review

Hamilton, Bermuda – November 21, 2005 - Teleglobe International Holdings Ltd (NASDAQ:TLGB), a leading provider of international telecommunications services to Internet service providers, fixed and mobile network operators, announced today that it has been granted early termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, in connection with Teleglobe’s acquisition by Videsh Sanchar Nigam Limited, VSNL (NYSE: VSL), India’s leading provider of long distance communications and Internet services. The transaction, which is expected to occur in the first quarter of 2006, remains subject to pending regulatory approvals and notices and other customary closing conditions.

Forward-looking Statements

Teleglobe has included in this press release forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including all statements concerning future or expected events or results.

Actual results could differ materially from those projected in the companies’ forward-looking statements due to numerous known and unknown risks and uncertainties, including, among other things, the risks and uncertainties described in Teleglobe’s filings with the Securities and Exchange Commission.

About VSNL:

Videsh Sanchar Nigam Limited (VSNL) is a leading provider of international telecommunications services. VSNL is India’s largest player in international long distance services and has a strong pan-India domestic long distance presence. VSNL is also a leading player in the corporate data market in India today with a strong service offering covering IPLCs, ILLs, Frame relay, ATM and MPLS based IP-VPN services. VSNL has a strong infrastructure base that covers multiple submarine cable systems, switching gateways, IP PoPs and earth stations.

With its recent acquisition of Tyco’s global submarine network, VSNL provides seamless connectivity across the globe to carriers and enterprises. VSNL has 30 points of presence in 12 countries in North America, Europe and Asia. VSNL also has business operations in Sri Lanka and Nepal and is soon entering South Africa.

In India, VSNL is rapidly growing its retail presence under the Tata Indicom brand through its products like high-speed broadband, dial-up Internet, net telephony and calling cards, and has an active Internet / Broadband subscriber base. VSNL is consolidating its presence in the Internet space with an increased focus on the retail broadband business.

VSNL is listed on the major stock exchanges in India and also has its ADRs listed on the New York Stock Exchange. (www.vsnl.in)

About Teleglobe:

Teleglobe (NASDAQ: TLGB) is a leading provider of international voice, data, Internet and mobile roaming services with over 50 years of industry expertise in international telecommunications.

Teleglobe owns and operates one of the world’s most extensive telecommunications networks, reaching over 240 countries and territories with advanced voice, mobile, and data services. Teleglobe is the carrier of choice to more than 1,400 wholesale customers representing the world’s leading telecommunications, mobile operators and Internet service providers.

With an annual run-rate of over 13 billion minutes, and a significant portion of the world’s Internet traffic, Teleglobe’s network is consistently ranked among the most robust and reliable, performing at the high end of industry standards. Detailed information about Teleglobe is available on the company’s web site at www.Teleglobe.com.

# # #